MOORE & ASSOCIATES, CHARTERED
    ACCOUNTANTS AND ADVISORS
           PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1 registration statement of Millington Mining Inc. of our report dated August 4, 2006 on our audit of the financial statements of Millington Mining Inc. as of July 31st, 2006, and the results of its operations and cash flows for the period ended July 31st, 2006 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
August 30, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501